Exhibit 99.1
October 23, 2003, Investor Frequently Asked Questions and Answers

From time to time, Investor Relations will provide FAQs on various topics of interest to investors. The following is a compilation of frequently asked questions and answers.

Q	Why did the company report a loss for the 2003 third quarter?

A

The loss in the 2003 third quarter reflects the addition of $350 million to the company's litigation reserves relating to the previously reported investigations by the United States Attorney's Offices for the District of Massachusetts and for the Eastern District of Pennsylvania.

The decline in earnings is also due to the loss of U.S. sales and profits of the CLARITIN prescription franchise, which was introduced for over-the-counter (OTC) sale in December 2002. The negative comparisons caused by the loss of prescription CLARITIN will continue into the 2003 fourth quarter.

Also, beginning in the third quarter, the company now has additional private-label competition for the OTC CLARITIN line as the initial 180-day period of exclusivity has expired for the first OTC generic competitor. In addition, the company's largest U.S. franchise, the INTRON franchise, has seen continued worldwide competition since early this year and also faces potential generic competition for REBETOL.

Q	What would earnings have been if the company did not increase the litigation reserves?

A	The increase in litigation reserves of $350 million reduced diluted earnings per share by 24 cents.

Q	When will the company be providing numerical financial projections? Will it be offered in conjunction with the Nov. 18, 2003 meeting with analysts and investors?

A

The company does not expect to issue revised financial projections during the balance of 2003. In the Aug. 21 press release and reiterated in an 8-K filing on October 22, Schering-Plough reported that, due to the downward slopes in sales and market share of key profit-generating products, earnings per share (EPS) in the second half of 2003 are likely to be lower than the level registered in the first half and, also, EPS in 2004 are likely to be lower than the EPS level for 2003. [All comparisons exclude any possible charges for unusual items.] The company believes that investors should consider the prospects of the company after its product portfolio transition, which should become increasingly evident beginning in 2005.

In addition, on the 3Q 2003 earnings conference call, the new CEO and chairman, Fred Hassan, noted that because the "base business has shrunk to a relatively low level with the disappearance of CLARITIN Rx in the U.S. business, now each of these five or six moving parts has a very important effect on the EPS." The major moving parts refer to the volatility of PEG-INTRON in the market place, REBETOL generics, stabilization and growth for CLARINEX, stabilization and growth for NASONEX, progress on the consent decree and progress on the legal and compliance issues.

Q	Why did the sales in the 2003 third quarter decline 16 percent versus the 2002 period?

A

Sales in the 2003 third quarter were down 16 percent reflecting the loss of the U.S. sales and profits of the CLARITIN prescription franchise (sales down $306 million), a 60 percent sales decline to $171 million in the U.S. INTRON franchise primarily as a result of new competition in the hepatitis C market and difficult comparisons due to declining demand and the reduction of trade inventories in anticipation of U.S. generic competition for REBETOL.

On the 3Q 2003 earnings conference call, Fred Hassan noted that the company continues "to see the serious impact of the steep downward slope in sales and market share for our key profit-driving products such as PEG-INTRON and REBETOL."

Q	What is the status of trade inventories for the company's major products?

A

As noted in the 3Q 2003 earnings conference call, trade inventories continued to decrease in the third quarter and the expectation is that trade inventories will continue to decline through the fourth quarter. The most significant decline in the third quarter was a reduction in inventories for REBETOL in response to declining market shares and in anticipation of potential generic competition.

Q	What are the factors affecting the hepatitis business for the 2003 fourth quarter?

A

As noted on the 3Q 2003 earnings conference call, generic REBETOL is expected shortly. Thus, trade inventory levels of branded REBETOL are being worked down, impacting third quarter sales as well as sales for the remainder of the year. In addition, during 2002 supply shortages for PEG-INTRON limited its availability. During the 2002 fourth quarter, a bolus of previously wait-listed patients received PEG-INTRON and REBETOL as supply became readily available. This, coupled with wholesalers stocking in the 2002 fourth quarter, will provide for a difficult fourth quarter comparison this year, particularly in light of the current competitive landscape.

Q	What were the U.S. sales of REBETOL in the 2003 third quarter?

A	U.S. sales of REBETOL in the third quarter were $50 million.

Q	Why did your gross margin as a percent of sales decrease in the 2003 third quarter?

A

The gross margin ratio as a percent of sales was 68.1 percent in the 2003 third quarter versus 73.4 percent in 2002. The decrease was primarily due to the loss of U.S. sales of prescription CLARITIN, which resulted in a change of product sales mix. The decrease was also the result of higher manufacturing costs and increased spending for the company's cGMP compliance efforts. These major factors will influence margins going forward.

Disclosure Notice

These Frequently Asked Questions may contain "forward-looking statements" which relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

In particular, forward-looking statements include statements relating to future actions, earnings, sales efforts, regulatory matters, growth strategy and financial results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially, and there are no guarantees about the performance of Schering-Plough stock. Schering-Plough does not assume the obligation to update any forward-looking statement.

You should carefully consider any forward-looking statement and should understand that many factors could cause actual results to differ from Schering-Plough's forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.

For further details and a discussion of these and other risks and uncertainties, see Schering-Plough's Securities and Exchange Commission (SEC) filings, including Schering-Plough's 2003 Second Quarter 10-Q filed with the Commission on July 31, 2003, the 8-K filed October 22, 2003 and future SEC filings.